Exhibit 10.2

Portions of this Exhibit Have Been Omitted and Separately
Filed with the Securities and Exchange Commission with a
Request for Confidential Treatment

TRAP -2 TERMINATION AGREEMENT By and Between NOVARTIS PHARMA AG NOVARTIS PHARMACEUTICALS CORPORATION AND REGENERON PHARMACEUTICALS, INC. Dated as of June 8, 2009

Table of Contents

SECTION 1. DEFINITIONS		2
SECTION 2. WAIVER AND TERMINATION		7
2.1	Waiver	7
2.2	Purpose and Effect of this Agreement; Termination of the CLO Agreement	7
SECTION 3. COVENANT NOT TO SUE		8
3.1	Covenant Not to Sue	8
3.2	Rights in Bankruptcy	8
3.3	Covered Products	8
SECTION 4. CONSIDERATION		9
4.1	Royalty Payments	9
4.2	[*************]	10
4.3	No Projections	10
SECTION 5. REPORTS AND PAYMENT TERMS		10
5.1	Payment Terms	10
5.2	Currency	11
5.3	Taxes	11
5.4	Accounting Standards	11
5.5	Records and Audit Rights	11
SECTION 6. CONFIDENTIALITY		12
6.1	Confidential Regeneron Company Information	12
6.2	Injunctive Relief	13
SECTION 7. REPRESENTATIONS AND WARRANTIES		13
7.1	Due Organization, Valid Existence and Due Authorization	13
7.2	Disclaimers	14
SECTION 8. INDEMNIFICATION		14
8.1	Indemnity and Insurance	14
8.2	Indemnity Procedure	14
SECTION 9. MISCELLANEOUS		15
9.1	Dispute Resolution	15
9.2	Governing Law	17
9.3	Waiver	17
9.4	Force Majeure	17
9.5	Notices	17
9.6	Entire Agreement	17
9.7	Amendments	17
9.8	Headings	17
9.9	Severability	17
9.10	Registration and Filing of the Agreement	18
9.11	Assignment	18
9.12	Successors and Assigns	18
9.13	Counterparts	18
9.14	Third-Party Beneficiaries	18
9.15	Relationship of the Parties	18
9.16	Limitation of Damages	19

EXHIBIT A – SAMPLE INVOICE

EXHIBIT B – NOTICES

i

TRAP -2 TERMINATION AGREEMENT

          THIS TRAP-2 TERMINATION AGREEMENT (“Agreement”), made as of June 8, 2009 (the “Effective Date”), is by and between NOVARTIS PHARMA AG, a corporation organized under the laws of Switzerland and having a principal place of business at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”), NOVARTIS PHARMACEUTICALS CORPORATION of One Health Plaza, East Hanover, New Jersey (“NPC”) and REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Novartis and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”, and with NPC being a “Party” to this Agreement for purposes of Section 2 only).

          WHEREAS, on March 28, 2003 the Parties and NPC (for limited provisions only) entered in to the Collaboration, License and Option Agreement (“CLO Agreement”) whereby (i) Novartis and Regeneron agreed to collaborate with respect to the development, manufacture and commercialization of the Trap-1 Product (as defined in the CLO Agreement); (ii) Novartis granted Regeneron the right to elect to share in the development and commercialization of the IL-1 Antibody Product (as defined in the CLO Agreement); and (iii) Regeneron granted Novartis the right to elect to share in the development and commercialization of the Trap-2 Product (as defined in the CLO Agreement);

          WHEREAS, by letter dated February 27, 2004, Novartis terminated the CLO Agreement with respect to the Trap-1 Product under Section 19.4(a) of the CLO Agreement (“Termination Letter”);

          WHEREAS, the Parties wish to enter into this Agreement for the purpose of defining certain rights and obligations of the Parties with respect to the Trap-2 Product and other Covered Products (as defined herein) on the terms and conditions set forth in this Agreement following the termination of the CLO Agreement pursuant to the IL-1 Antibody Termination Agreement (as defined herein);

          WHEREAS, concurrent with their execution of this Agreement, the Parties will also enter into an agreement terminating the CLO Agreement and relating to certain rights and obligations of the Parties with respect to Novartis’ development and commercialization of the IL-1 Antibody Product (as defined in the CLO Agreement) and other products targeting interleukin-1 (the “IL-1 Antibody Termination Agreement”); and

          WHEREAS, the Parties intend this Agreement, together with the IL-1 Antibody Termination Agreement, to supersede and replace the CLO Agreement in its entirety.

          NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.

DEFINITIONS

          The following capitalized terms, whether used in the singular or plural, shall have the meanings set forth below:

          “Affiliate” shall mean, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, in no event shall Novartis or any of its Affiliates be deemed Affiliates of Regeneron or any of its Affiliates nor shall Regeneron or any of its Affiliates be deemed Affiliates of Novartis or any of its Affiliates.

          “Approval” shall mean, with respect to each Covered Product, any approval (excluding Pricing Approvals), registration, license or authorization from any Regulatory Authority required for the manufacture, development, commercialization, sale, storage or transport of such product in any country, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Registration Filing.

          “Bioequivalent Product” shall mean, with respect to any Covered Product, a product which has the same (or substantially similar) amino acid sequence as such Covered Product and is authorized on the basis of a reference to a Covered Product under either (1) Article 10.1 or (2) Article 10.4 and Part II.4 of Annex I of Parliament and Council Directive 2001/83/EC as amended by Directive 2004/27/EC, in each case as amended from time to time, or successor legislation in each case, and equivalent provisions of applicable law in other jurisdictions for biosimilar, follow-on, or generic biologic products.

          “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

          “Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31.

          “CLO Agreement” has the meaning set forth in the recitals.

          “Covered Product” shall mean [********************************].

          “Derivative” means: (a) any functional protein which primarily and specifically binds to interleukin-1 and has [*****************************] or (b) any functional fragment of a protein which specifically binds to interleukin-1 and has [*********************].

          “EMEA” shall mean the European Medicines Agency or any successor agency thereto.

          “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer of Novartis, or their respective designees.

          “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

          “First Commercial Sale” shall mean, with respect to a Covered Product in a country, the first sale of such product by Regeneron or one of its Affiliates or a Product Licensee/Assignee to a Third Party (other than a Product Licensee/Assignee) following Approval of such product in accordance with the applicable Laws of such country on arm’s length commercial terms. Sales for clinical trial purposes shall not constitute a First Commercial Sale.

          “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

          “IL-1 Antibody Termination Agreement” has the meaning set forth in the recitals.

          “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority in the applicable country.

          “Major Market Country” shall mean [*************************].

          “Net Sales” shall mean, with respect to each Covered Product, the gross invoiced sales price of such Covered Product billed by or on behalf of Regeneron or its Affiliates or any Product Licensee/Assignee for that product to Third Parties (other than Product Licensees/Assignees) in bona fide, arms-length transactions, less the following deductions (to the extent included in the gross invoiced sales price), determined in accordance with Regeneron’s (or its Affiliate’s or Product Licensee’s/Assignee’s, as the case may be) standard accounting methods, which are in accordance with generally accepted accounting principles as applicable in the United States (that is, US GAAP) or International Financial Reporting Standards (IFRS), as applicable, as consistently applied at Regeneron, its Affiliates or Product Licensees/Assignees, as the case may be:

(a) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Covered Product;

(b) free goods;

(c) amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates and allowances;

(d) chargebacks and other amounts paid on sale or dispensing of such Covered Product;

(e) Third Party cash rebates and chargebacks related to sales of the finished Covered Product, to the extent allowed;

(f) Medicaid rebates;

(g) retroactive price reductions that are actually allowed or granted;

(h) tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income);

(i) cash discounts for timely payment;

(j) delayed ship order credits;

(k) discounts pursuant to indigent patient programs and patient discount programs, including, without limitation, “Together Rx, ” and coupon discounts;

(l) insurance expenses included as a separately billed item in the invoice amount;

(m) [******************************************]; and

(n) any other specifically identifiable costs or charges included in the gross invoiced sales price of such Covered Product falling within categories substantially equivalent to those listed above.

Sales from Regeneron to its Affiliates or Product Licensees/Assignees shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Further:

          (i) In the case of any sale or other disposal of Covered Product between or among Regeneron and its Affiliates and Product Licensees/Assignees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

          (ii) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all revenue recognition criteria under GAAP or IFRS, as the case may be, are met;

          (iii) In the case of any sale or other disposal for value, such as barter or counter-trade, of any product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the product in the country of sale or disposal;

          (iv) In the event the Covered Product is sold in a finished dosage form in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Covered Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Covered Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld; and

          (v) In the case of deductions for bad debt, any amounts subsequently paid to Regeneron, its Affiliates or Product Licensees/Assignees for sales previously treated as “bad debt” shall be captured as Net Sales in the ensuing quarterly royalty calculation pursuant to Section 5.

          “Novartis Patents” shall mean those Patent Rights which are owned by or licensed (with the right of sublicense) to Novartis or any of its Affiliates, as at the Effective Date or at any time during the Royalty Term, which include at least one claim which would be infringed by the manufacture, use, sale, offer for sale or import of the Trap-1, Trap-1 Product, Trap-2 or the Trap-2 Product as it exists and is manufactured, used, sold, offered for sale, or imported from time to time. Patent Rights covering general recombinant protein expression technology, cell culture and fermentation, protein purification and formulation technologies shall be excluded from this definition.

          “Patent Application” shall mean any application for a Patent.

          “Patent Rights” shall mean unexpired Patents and Patent Applications.

          “Patents” shall mean patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof in any country.

          “Person” shall mean and include an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

          “Pricing Approval” shall mean such approval, agreement, determination or governmental decision establishing prices for a Covered Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries where governmental authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

          “Product Licensee/Assignee” shall mean any Third Party that licenses, or, under Section 9.11, is assigned, rights to any particular Covered Product (or any particular indication for any particular Covered Product) in a particular country by Regeneron or any of its Affiliates where the licensed or assigned rights include the right to book sales of such Covered Product in such country. For the avoidance or doubt, “Product Licensee/Assignee” shall not include any Third Party engaged by Regeneron or its applicable Affiliate to provide particular services related to the development, manufacture or commercialization of a Covered Product, including, without limitation, research, development, contract manufacturing, supply, distribution, commercialization, or co-commercialization services, unless such Third Party also books sales of the applicable Covered Product in the applicable country.

          “Regeneron Company Information” shall mean information or materials provided by Regeneron in the Sales & Royalty Reports (and all information contained therein) and any audits thereof pursuant to Section 5.5.

          “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing and/or sale of any Covered Product in any country, including, without limitation, FDA in the United States and EMEA in Europe.

          “Royalty Term” shall have the meaning set forth in Section 4.1(b).

          “Sales & Royalty Report” means a written report or reports showing each of: (a) the Net Sales of each Covered Product during the reporting period by Regeneron, its Affiliates, and Product Licensees/Assignees, which information shall be provided on a country-by-country basis in United States Dollars; and (b) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales.

          [*************************************].

          “Seventh Anniversary Date” shall mean the seventh anniversary of the Effective Date.

          “Termination Letter” has the meaning set forth in the recitals.

          “Third Party” shall mean any Person other than Novartis or Regeneron or any Affiliate of either Party.

          “Trap-1” shall have the meaning set forth in the CLO Agreement.

          “Trap-1 Product” shall have the meaning set forth in the CLO Agreement.

          “Trap-2” shall have the meaning set forth in the CLO Agreement.

          “Trap-2 Product” shall mean one or more pharmaceutical products for human and/or animal use which include the Trap-2 (whether as a protein, a nucleic acid encoding a protein, or a cell line expressing a protein) or any Derivative thereof, including fusions comprising any such antibody or Derivative and any composition, formulation or device that incorporates or includes any such antibody or Derivative as an active ingredient, alone or in combination with one or more other active ingredients, for all indications.

          “US GAAP” shall mean generally accepted accounting principles in the United States.

SECTION 2.

WAIVER AND TERMINATION

     2.1 Waiver. Novartis hereby waives any and all rights it may have with respect to the Trap-2, and any Trap-2 Product, pursuant to the CLO Agreement or any other agreement (other than this Agreement) between any of the Parties existing as of the Effective Date relating to the Trap-2 or any Trap-2 Product.

     2.2 Purpose and Effect of this Agreement; Termination of the CLO Agreement. With effect from the Effective Date, this Agreement, together with the Trap-2 Agreement, is intended to supersede and replace the CLO Agreement and to represent the whole of the Parties’ agreement with respect to each of the products described in the definition of IL-1 Products in the CLO Agreement. Accordingly, the Parties confirm that, pursuant to the IL-1 Antibody Termination Agreement, the Parties agree that, with effect from the Effective Date, the CLO Agreement is terminated and of no further force or effect (other than as set forth in the IL-1 Antibody Termination Agreement and other than with respect to definitions of terms defined in the CLO Agreement which are expressly referenced in this Agreement).

SECTION 3.

COVENANT NOT TO SUE

     3.1 Covenant Not to Sue. Novartis unconditionally agrees, promises, and covenants that neither it nor any of its Affiliates will enforce (or attempt to enforce) any Novartis Patent against Regeneron, any Regeneron Affiliate, any Product Licensee/Assignee or any of their respective agents or service providers, for having made, making, using, offering for sale, selling, or importing any Covered Product or Trap-1 Product or any component thereof. This covenant does not constitute an admission: (a) by Regeneron that the claims of any Novartis Patent are valid, enforceable or infringed by Regeneron, any Regeneron Affiliate, or any Product Licensee/Assignee, for having made, making, using, offering for sale, selling, or importing any Covered Product, Trap-1 Product or any component thereof; or (b) by Novartis that the claims of any Novartis Patent are invalid, unenforceable or not infringed by Regeneron, any Regeneron Affiliate or any Product Licensee/Assignee of any Covered Product or Trap-1 Product, for having made, making, using, offering for sale, selling, or importing any Covered Product, Trap-1 Product or any component thereof. For purposes of this Section 3.1, the term “Covered Product” shall exclude any product first sold by Novartis or any of its Affiliates (or any of their respective licensees or assignees of such product) anywhere in the world, or any biosimilar, follow-on or generic biologic product thereof that is authorized on the basis of a reference to such product under either (1) Article 10.1 or (2) Article 10.4 and Part II.4 of Annex I of Parliament and Council Directive 2001/83/EC as amended by Directive 2004/27/EC, in each case as amended from time to time, or successor legislation in each case, and equivalent provisions of applicable law in other jurisdictions. For the avoidance of doubt, this covenant shall be binding upon and shall inure to the benefit of the parties and their respective successors-in-interest.

     3.2 Rights in Bankruptcy. The covenants in Section 3.1 are, and will otherwise be deemed to be, for purposes of Section 365(n) of the US Bankruptcy Code (the “Code”) and any similar laws in any other country, licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that Regeneron will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country. All rights, powers and remedies of Regeneron provided for in this Section 3.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country). In the event of the bankruptcy of Novartis, Regeneron, in addition to any rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code and any similar laws in any other country).

     3.3 Covered Products.

          Novartis acknowledges and agrees that the research, development, manufacture and commercialization of any and all Covered Products shall be at Regeneron’s sole discretion and that nothing in this Agreement or otherwise will obligate Regeneron to research, develop, manufacture and commercialize any or all Covered Products.

SECTION 4.

CONSIDERATION

     4.1 Royalty Payments.

          (a) During the applicable Royalty Term, Regeneron will make royalty payments to Novartis based on total worldwide Net Sales of Covered Products by Regeneron, its Affiliates, and Product Licensees/Assignees at the applicable rates set forth below.

Aggregate Net Sales by Regeneron, its Affiliates and Product Licensees/Assignees of Covered Products in any Calendar Year	Royalty Rate
Aggregate annual Net Sales of Covered Products less than or equal to [********]	4%
Aggregate annual Net Sales of Covered Products over [********] but less than or equal to [********]	[**]
Aggregate annual Net Sales of Covered Products over [********] but less than or equal to [*********]	[**]
Aggregate annual Net Sales of Covered Products over [*******] but less than or equal to [*******]	[**]
Aggregate annual Net Sales of Covered Products over [*******] but less than or equal to US$ 1.5 billion	[**]
Aggregate annual Net Sales of Covered Products over US$ 1.5 billion	15%

          For example, [***************************].

          (b) Royalties will be payable during the Royalty Term, which shall commence from First Commercial Sale and expire when Regeneron (and/or its Affiliates or Product Licensees/Assignees) ceases distribution and sale of all Covered Products. [*******************]

          Following the Royalty Term (but subject to Sections 4.1(d) and 4.1(e) below), on a country-by-country basis, the covenants made by Novartis pursuant to Section 3.1 hereunder shall continue in effect, but become fully paid-up, royalty-free, perpetual and irrevocable with respect to such country.

          (c) For the avoidance of doubt, royalties shall be payable only once with respect to the same unit of Covered Product.

          (d) Notwithstanding the foregoing, with respect to any country for which the Royalty Term has expired pursuant to Section 4.1(b)(i) above, in the event that the conditions reflected in Section 4.1(b)(i) cease to be satisfied following expiration of the Royalty Term in such country,[**********************], the obligation to pay royalties under this Section 4.1 on Net Sales of Covered Products in such country shall resume with immediate effect until the conditions reflected in Section 4.1(b)(i) are again satisfied with respect to such country [********************************], in which case the terms of this Section 4.1(d) shall remain in effect.

          (e) Notwithstanding the foregoing, with respect to any country for which the Royalty Term has been deemed to have expired pursuant to Section 4.1(b)(ii) above, [***************************************] the obligation to pay royalties under this Section 4.1 on Net Sales of Covered Products in such country shall resume with immediate effect until the conditions reflected in Section 4.1(b)(i) are satisfied with respect to Covered Products in such country, in which case the terms of Section 4.1(d) shall remain in effect.

     4.2 [***************************].

     4.3 No Projections. Novartis and Regeneron acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any Covered Product, and that the Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the royalty obligations to Novartis in the event such Net Sales levels are achieved. NEITHER NOVARTIS NOR REGENERON MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT REGENERON, ITS AFFILIATES OR PRODUCT LICENSEES/ASSIGNEES WILL BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE ANY COVERED PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH COVERED PRODUCT WILL BE ACHIEVED.

SECTION 5.

REPORTS AND PAYMENT TERMS

     5.1 Payment Terms.

          (a) Within [*******] after the end of each Calendar Quarter during the Royalty Term, Regeneron will provide to Novartis a Sales & Royalty Report. Each such Sales & Royalty Report shall be considered Confidential Information of Regeneron. Notwithstanding the foregoing, or anything in Section 6 to the contrary, Novartis shall have the right to publicly disclose the total royalty amounts received from Regeneron as part of its usual and customary financial disclosure.

          (b) After receipt of such report, Novartis shall submit an invoice to Regeneron substantially in the form of Exhibit A with respect to the royalty amount shown therein. Regeneron shall pay such royalty amount within [*********] days after receipt of such invoice.

          (c) The royalties payable for each Calendar Quarter shall be calculated as the difference between (i) the cumulative year-to-date royalties payable to Novartis based on (A) cumulative Net Sales during the applicable Calendar Year through the end of such Calendar Quarter and (B) the royalty rate from Section 4.1(a) (as modified by Section 4.2, if applicable) that would be applicable to such cumulative Net Sales, and (ii) the total royalties paid to Novartis hereunder for Net Sales during any prior Calendar Quarters during the applicable Calendar Year.

          (d) All payments from Regeneron to Novartis shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Novartis in this Agreement or in writing to Regeneron. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

     5.2 Currency. All payments under this Agreement shall be payable in US dollars. When conversion of Net Sales in any foreign currency to US dollars is required to be undertaken by Regeneron, the US dollar equivalent shall be calculated using Regeneron’s then-current standard exchange rate methodology as applied in its external reporting in accordance with US GAAP.

     5.3 Taxes. Novartis will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Regeneron, Regeneron will: (a) deduct such taxes from the payment made to Novartis; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to Novartis; and (d) reasonably assist Novartis in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

     5.4 Accounting Standards. Except as otherwise provided herein, all financial determinations with respect to this Agreement shall be determined in accordance with United States (that is, US GAAP) or International Financial Reporting Standards (IFRS), as applicable, as generally and consistently applied by Regeneron, its Affiliates or Product Licensees/Assignees, as the case may be.

     5.5 Records and Audit Rights. Regeneron shall keep complete, true and accurate books and records in accordance with its accounting standards in relation to Net Sales of Covered Products and royalties payable hereunder for at least [*******] following the Calendar Year to which they pertain.

          (b) Novartis shall have the right for a period of [*********] after receiving any Sales & Royalty Report to appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to Regeneron in its reasonable discretion) (the “Auditor”) to inspect the relevant records of Regeneron or its Affiliates or Product Licensees/Assignees to verify such reports, statements, records or books of accounts, as applicable.

          (c) Before beginning its audit, the Auditor shall execute a reasonable and customary undertaking reasonably acceptable to Regeneron pursuant to which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to Novartis only its conclusions regarding any payments owed under this Agreement, and without limiting the foregoing, under no circumstances will the Auditor disclose to Novartis the prices at which any Covered Product is sold, the nature or amount of any particular itemized deductions under the definition of “Net Sales” or any other information of a commercially or competitively sensitive nature.

          (d) Regeneron, its Affiliates, and Product Licensees/Assignees shall make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance written notice from Novartis, solely to verify the accuracy of the Sales & Royalty Reports. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. Without limiting Section 5.5(c) above, Novartis agrees that all information received and all information learned in the course of any audit or inspection shall be considered Confidential Information, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order.

          (e) The audit report and basis for any determination by the Auditor shall be made available for review and comment by Regeneron at the time such report is provided to Novartis. In the event that Regeneron disputes any matters set forth in such report, the Parties will agree a process for resolution of such dispute, which process will protect the confidential and commercially sensitive nature of any relevant Regeneron Company Information, particularly in view of any development, manufacture or commercialization by Novartis of the IL-1 Antibody Product or any other product which competes with any Covered Product.

          (f) If any examination or audit of the records described above discloses an under-payment of amounts due hereunder, then unless it disputes such finding, Regeneron shall pay the same (plus interest thereon at a rate equal to [**************] within [*******] after receiving the final audit report establishing such obligation. In the event of an over-payment of amounts due hereunder, then Novartis shall re-pay the same to Regeneron within [*******] after receiving the final audit report establishing such obligation.

          (g) Novartis shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable by Regeneron for any year shown by such audit of more than [*********] of the amount paid, Regeneron shall pay for such audit.

          (h) Regeneron shall include in each license or purchase agreement with Product Licensees/Assignees a provision requiring the applicable Product Licensee/Assignee (i) to keep and maintain records of sales made pursuant to such agreement, and to grant access to such records by Auditor under the same conditions and to the same extent required of Regeneron under this Agreement, and (ii) to provide sufficient Net Sales information to Regeneron to allow Regeneron to comply with its reporting and payment obligations to Novartis hereunder.

SECTION 6.

CONFIDENTIALITY

     6.1 Confidential Regeneron Company Information.

          (a) Novartis acknowledges (subject to Section 6.1(b)) that all Regeneron Company Information provided by Regeneron or any of its Affiliates or Product Licensees/Assignees pursuant to this Agreement is confidential and proprietary to Regeneron or its respective Affiliates or Product Licensees/Assignees, and Novartis agrees to (A) disclose such Regeneron Company Information to only those of its employees, agents or any other person under its authorization who need to know such Regeneron Company Information for purposes of this Agreement; (B) maintain such information in confidence until the expiration of the last to expire Royalty Term under this Agreement and for a period of ten (10) years thereafter; and (C) use such information solely for the purpose of exercising or enforcing its rights hereunder. Novartis covenants that neither it nor any of its Affiliates shall disclose any such information to any Third Party except to its employees, agents or any other person under its authorization who need to know such information for purposes of this Agreement; provided such employees, agents or persons under its authorization are subject in writing to substantially the same confidentiality obligations as Novartis hereunder.

          (b) Notwithstanding anything provided above, the restrictions provided in this Section 6 shall not apply to information that is (and such information shall not be considered confidential or proprietary under this Agreement) (i) already in the public domain as of the Effective Date by reason of prior publication or otherwise; (ii) received by Novartis on an unrestricted basis from a Third Party not under an obligation of confidentiality to Regeneron or any of its Affiliates with respect to such information; (iii) information that has become part of the public domain after the Effective Date through no act, omission or fault of Novartis or any of its Affiliates; or (iv) information that is similar in nature to the purported Regeneron Company Information but has been independently created, as evidenced by written or electronic documentation. Notwithstanding anything provided above in 6.1(a), if Novartis or any of its Affiliates is required by applicable Law to disclose any Regeneron Company Information to a Third Party or Governmental Authority, then, Novartis shall be permitted to make such disclosure, provided that if permitted by Law, Novartis shall promptly notify Regeneron of such disclosure and reasonably cooperate with Regeneron (at Regeneron’s expense) to obtain any protective order to protect the confidentiality of the Regeneron Company Information to be disclosed.

     6.2 Injunctive Relief. Novartis acknowledges that damages resulting from disclosure of Regeneron Company Information not permitted under this Agreement would be an inadequate remedy and that, notwithstanding the provisions of Section 9.1, in the event of any such disclosure or any indication of an intent to disclose such information, Regeneron (or any of its Affiliates) shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys’ fees, and in any such action for equitable relief in a court of competent jurisdiction, Novartis hereby consents to the jurisdiction of such for such purpose and will not assert as a defense that there is an adequate remedy at law.

SECTION 7.

REPRESENTATIONS AND WARRANTIES

     7.1 Due Organization, Valid Existence and Due Authorization. Each Party hereto represents and warrants to the other Party as follows: (a) it is duly organized and validly existing under the Laws of its place of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other agreement or arrangement, whether written or oral, by which it or any of its Affiliates is bound; (d) to the best of its knowledge, it has complied in all material respects with all Laws applicable to it; (e) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

     7.2 Disclaimers. Except as expressly set forth herein, no Party makes any express or implied representations or warranties, statutory or otherwise, and Novartis and Regeneron each specifically disclaim any other warranties, including any warranty of quality, merchantability or fitness for a particular use or purpose or any warranty as to the validity of any of the Novartis Patents, the non-infringement of any intellectual property rights of Third Parties, or any warranty concerning the value, adequacy, other quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of, any Covered Product. Nothing in this Agreement is or shall be construed as (a) a warranty or representation that anything made, used, sold or otherwise disposed of under any Novartis Patent is or will be free from infringement of patents of Third Parties; (b) an obligation to bring or prosecute actions or suits against Third Parties for patent infringement; or (c) an obligation to furnish any know-how.

SECTION 8.

INDEMNIFICATION

     8.1 Indemnity and Insurance.

          (a) Regeneron shall indemnify and hold harmless Novartis and its Affiliates and their respective officers, directors, employees and agents (“Indemnified Parties”) from and against all Third Party claims, demands, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively “Damages”), arising out of the development, manufacture, commercialization, marketing, distribution, storage, sale and use of any Covered Product by Regeneron or its Affiliates or Product Licensees/Assignees (or its respective agents, contractors, distributors, representatives or other persons or entities working on its behalf), except to the extent that Damages arise out of the breach by Novartis of any of the terms of, or any of its representations or warranties under, this Agreement.

          (b) Regeneron shall maintain (and shall cause all Affiliates and Product Licensees/Assignees to maintain), or self-insure for, product liability insurance to cover liabilities related to the development, manufacture, commercialization, marketing, distribution, sale and use of Covered Products at a commercially reasonable level.

     8.2 Indemnity Procedure.

          (a) Novartis shall notify Regeneron within twenty (20) days of becoming aware of any claim of claims asserted or threatened against Novartis which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve Regeneron of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.

          (b) If Regeneron has acknowledged in writing to Novartis its responsibility for defending such claim, Regeneron shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by Regeneron to a final conclusion or settled at Regeneron’s discretion; provided, however, that Regeneron may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to Novartis and the other Indemnified Parties of a release from all liability in respect of such claim; and (ii) Novartis consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by Novartis or any other Indemnified Party, (B) any payment by Novartis or any other Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relieve against Novartis or any other Indemnified Party.

          (c) Novartis may participate in, but not control, any defense or settlement of any claim controlled by Regeneron pursuant to this Section 8.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that Regeneron shall bear such costs and expenses if counsel for Regeneron shall have reasonably determined that such counsel may not properly represent both Regeneron and the Indemnified Parties.

SECTION 9.

MISCELLANEOUS

     9.1 Dispute Resolution.

          (a) Subject to Sections 6.2 and 9.1(h), the Parties agree that no dispute, controversy or claim arising out of or in connection with this Agreement or the Parties’ activities hereunder (“Dispute”) shall be resolved other than pursuant to this Section 9.1, and the Parties further agree that, subject to Section 6.2, in no event shall any such dispute, controversy or claim be the subject of private litigation between the Parties.

          (b) The Parties agree that, subject to Section 6.2, they shall use commercially reasonable efforts, to resolve any Dispute by good faith negotiation and discussion. In the event that the Parties are unable to resolve any such Dispute within fifteen (15) days after formal notice from one Party to the other referencing this Section 9.1, either Party may submit the Dispute to the Executive Officers for resolution. In the event the Executive Officers are unable to resolve any such Dispute within thirty (30) days after such Dispute is submitted to them for resolution, the Parties shall be free to resort to arbitration pursuant to the remainder of this Section 9.1.

          (c) In the event that the Parties are unable to resolve any Dispute through the procedures described in Section 9.1(b) above, the Dispute shall, at the request of either Party and subject to Sections 6.2 and 9.1(h), be finally settled by arbitration in accordance with the Rules of International Arbitration (the “Rules”) of the International Chamber of Commerce as presently in force.

          (d) The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters. The arbitrators are to be selected as follows: Regeneron shall nominate one such qualified arbitrator, without limitation as to nationality; Novartis shall nominate one such qualified arbitrator, without limitation as to nationality; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator, in each case subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce in Paris, France (the “ICC Court”). In the event either Regeneron or Novartis shall have failed to nominate a qualified arbitrator as provided above within fifteen (15) Business Days after the other Party shall have nominated its arbitrator, or the two arbitrators so nominated shall fail to agree on a third arbitrator as provided above within fifteen (15) days after the appointment of the second arbitrator, the second arbitrator and/or the presiding arbitrator, as the case may be, shall be appointed by the ICC Court.

          (e) The place of arbitration shall be New York, New York, and the language of the arbitration shall be English.

          (f) Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Section 9.1 shall be the sole and exclusive means of settling or resolving any Dispute.

          (g) Discovery shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, subject to all applicable privileges and immunities, and shall be limited to: (i) the production of documents available in the ordinary course of business in accordance with the producing Party’s standard document retention policies within specified relevant categories from no more than ten (10) individual representatives of the producing Party who have been identified by the other Party in its document request; (ii) two (2) depositions per side; and (iii) ten (10) interrogatories per side. At least twenty (20) days prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely. The Parties shall use their commercially reasonable efforts to conclude the arbitration hearings within six (6) months following the confirmation of the third and presiding arbitrator. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than sixty (60) days following the conclusion of the last arbitration hearing.

          (h) By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its jurisdiction to issue a pre-arbitral injunction or order for specific performance, pre-arbitral attachment or other order in aid of arbitration proceedings, and the Parties hereby consent to the jurisdiction of any such court for such purposes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or to order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The award of the arbitrators shall be final and binding on the Parties and may be presented by either of the Parties for enforcement in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered in an arbitration pursuant hereto.

          (i) The fees of the arbitrators and the other costs of such arbitration, excluding attorneys’ fees which each Party shall bear, shall be borne and paid as the arbitrators determine.

     9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflict of laws principles.

     9.3 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

     9.4 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement, or for other nonperformance hereunder, if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.

     9.5 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Exhibit B attached hereto and shall be either (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service, or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.

     9.6 Entire Agreement. This Agreement (including Exhibits), together with the IL-1 Antibody Termination Agreement, contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the subject matter hereof.

     9.7 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by Novartis and Regeneron.

     9.8 Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

     9.9 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), then, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

     9.10 Registration and Filing of the Agreement. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification or summary thereof, or to include a description of this Agreement in any filing with any Governmental Authority in accordance with applicable Laws, such Party may do so. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. In such situation, the Party making such filing or registration (and the other Party if permitted under applicable Law) will request confidential treatment of sensitive provisions of this Agreement, except to the extent the Party making such request determines in good faith that such confidential treatment is not reasonably likely to be granted under applicable Law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom.

     9.11 Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except in each case to (a) an Affiliate of the assigning Party that has and will continue to have the financial resources to meet its obligations hereunder or (b) any Third Party who acquires all or substantially all of the business or assets of the assigning Party to which this Agreement relates (whether by merger, sale or assets or otherwise) or (c) in the case of Regeneron only, on a Covered Product-by-Covered Product and country-by-country basis, to any other Third Party who acquires all of Regeneron’s (or its applicable Affiliates’) interests in the applicable Covered Product in the applicable country, and in each case so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. For the avoidance of doubt, in the case of an assignment of this Agreement by Regeneron to a Third Party under Section 9.11(c), Regeneron and its Affiliates shall continue to be bound by the terms of this Agreement for all Covered Products that are not so acquired by a Third Party. Any attempted assignment in violation hereof shall be void.

     9.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors-in-interest and permitted assigns.

     9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     9.14 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including, without limitation, any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

     9.15 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.

     9.16 Limitation of Damages. IN NO EVENT SHALL REGENERON OR NOVARTIS BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM COVERED BY THE INDEMNIFICATION PROVISIONS OF SECTION 8.

[Signature page follows.]

     IN WITNESS WHEREOF, Novartis and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

NOVARTIS PHARMA AG

By	/s/ Anthony Horning
Name: Anthony H. Horning
Title: Head, Global Alliance Management

By	/s/ Baraba Levi Mager
Name: Barbara Levi Mager
Title: Head Legal, EGM, GEM & Row, General
Medicine & Oncology

REGENERON PHARMACEUTICALS, INC.

By	/s/ Murray Goldberg
Name: Murray Goldberg
Title: Senior Vice President, Finance &
Administration, Chief Financial Officer

For the purposes of Section 2 only:

NOVARTIS PHARMACEUTICALS CORPORATION

By	/s/ Siddharth Kaul
Name: Siddharth Kaul
Title: Vice President & CFO

EXHIBIT A
SAMPLE INVOICE

SAMPLE INVOICE

Sender's Logo	INVOICE
INVOICE DATE:
Street	__ ________ 20__
Town, Country
Phone and Fax Nr.	INVOICE No.: XXXX

Bill To:	For:
Regeneron Pharmaceuticals, Inc.	Product X Royalties 1st Quarter 20__
[address to be inserted]

And via fax to no. +[to be inserted]
DESCRIPTION [Please specify the event for which the invoice is due]	AMOUNT (USD)
Product X royalties January – March 20__ calculated based on
Regeneron provided sales & royalty report (see attached worksheet)	US$ 000'000.00

Please remit by wire transfer within [******] to:
Receiving Bank - ……
Swift Code - ……
ABA Number - ……
Credit Account - ……
Beneficiary - ……

TOTAL	000'000,00

If you have any questions concerning this invoice, contact …………
or e-mail to ……
VAT -Reg. No. Xxxxxxxxxx (if applicable)

EXHIBIT B
NOTICES

(a) If to Novartis:

Novartis Pharma AG
P.O. Box
CH - 4002 Basel
Switzerland
Attn: Head, Business Development and Licensing
Fax: [*************]

with a copy to:

Novartis Pharma AG
P.O. Box
CH - 4002 Basel
Switzerland
Attn: Head, Legal Department
Fax: [************]

(b) If to Regeneron:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
U.S.A.
Attention: President
Copy: General Counsel